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Tollgrade Communications, Inc. Transforming an Industry Leader Investor Presentation July 2009

Safe Harbor Notice The Company may make some statements regarding future events or results, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions that involve risks and uncertainties, and actual events or results may differ materially from the forward-looking statements that are made. In addition to the factors mentioned today, additional factors that could cause actual events or results to differ materially are included in the Company's filings with the SEC, specifically in the Company's annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q. The Company expressly disclaims any intention to update our forward-looking statements, at any time or for any reason.

Key Messages Tollgrade is at a pivotal moment in its history Enhancing shareholder value is a top priority for the Tollgrade Board and management team and a responsibility that they take very seriously The Tollgrade Board has a comprehensive strategic plan to transform Tollgrade and enhance shareholder value by refocusing on our core business and emphasizing our service assurance offerings to the telecom market The Tollgrade Board has taken swift and decisive action to implement its strategic plan to transform Tollgrade and position it for long-term growth, a return to profitability, market leadership and increasing returns for investors

Key Messages (cont'd) Tollgrade has the financial flexibility to execute its strategic plan and the refocused strategy, thanks to our strong balance sheet, which includes no debt and healthy cash reserves of more than $60 million Tollgrade is positioned for a bright future and has a significant market opportunity to expand its leadership position as a supplier to the telecom industry for next generation service assurance products and solutions for centralized test systems around the world and we are actively working to capitalize on that market opportunity

Key Messages (cont'd) The Tollgrade Board has already executed on a number of initiatives to further Tollgrade's transformation and unlock shareholder value, including: Developing a comprehensive plan to transform Tollgrade Selling off non-core assets that did not support our refocused strategy Building cash reserves to more than $60 million Authorizing a $15 million stock buyback program Reducing corporate overhead by streamlining operations Making key management changes to strengthen our functional expertise

Key Messages (cont'd) As part of Tollgrade's transformation, the Tollgrade Board has also taken steps to enhance its composition and independence, including: Embarking on a plan to enhance telecom industry expertise on the Tollgrade Board through a comprehensive search process Appointing two new independent directors, Charles E. Hoffman and Edward H. Kennedy, each with deep operating experience in the telecom sector as well as past experience as CEOs and public company board members, and Adopting an even stricter standard for director independence and requiring that two-thirds of the Tollgrade Board and all members of the Audit, Compensation and Nominating and Governance Committees satisfy this stricter standard

Tollgrade Overview Began operations in 1988 Publicly traded on NASDAQ (TLGD) 1995 Focused on Test & Measurement Multiple Acquisitions from 2001-2007 Strong customer relationships Opportunities for expansion Long term "Tier 1" service provider customer incumbency Key leverage Skilled global workforce of approximately 195 employees Strong balance sheet with more than $60M in cash Our Mission: We enable reliable, cost-effective services by providing industry-leading testing solutions to customers worldwide.

Our Market Presence We are the world leader in Telecommunications Line Test Systems We manage the automated test process for over 250M copper access lines worldwide We have incumbent customer positions in many of the largest telecommunications providers around the world Customer concentrations in Europe and North America Product roadmap supports next generation network services testing

Our Customer Value Proposition Providing high value to customers enabling them to: Increase revenues Improve customer satisfaction Reduce costs Leveraging our core expertise in system test and measurement Focused R&D strategy leveraging knowledge of customer networks and expertise in algorithms, data analysis and correlation and dispatch Extending solution offerings to next generation networks Expand test capabilities beyond current access architectures Provide new software capabilities and solutions Future-proof offering for customer growth in new services 10

Our Product Portfolio Telecom Utility LDU Measurement Platforms N(x)Test Measurement Platforms DMU Measurement Platforms (r) (r)

Our Latest Product - DigiTest(r) ICE(tm) IP Service Assurance Test Probe for triple play voice, video and data services over NGN broadband access networks Improves customer satisfaction with faster repair times by isolating fault location and dispatch accuracy xDSL Pre-Qualification - analyzes which DSL services each customer can receive prior to service delivery Compact, low power, economical package optimized for more rural locations Product released Q3 2008 Three customer deployments announced to date; trials underway at operators in Europe, Asia and the U.S. Online Gaming IPTV with HDTV High Speed Internet VoIP, Videoconferencing

PSTN Internet VoIP Gateway IPTV Server Complex IP POP Server Complex (CMS) IP Core Video Headend What Our Products Do - DigiTest(r) ICE(tm) Verify Subscriber Connectivity Provisioning Isolate Voice Over IP Service Issues Isolate IPTV Service Issues Isolate Internet Access Service Issues

Addressing Next Generation Network Testing Content IPTV server complex CPE Street Cabinet (MSAN/DSLAM) Central Office ISP or Provider Backbone VOIP gateways VoD servers Internet Access network Core network Fiber or Copper Data acquisition Data correlation and expert analysis Customer Service Center Interaction Dispatch

NextGen IP Service Assurance is forecasted to grow to $1.9B by 2013 (CAGR 16%) while Legacy Service Assurance market expects to decline to $1B by 2013 (CAGR -6%) Tollgrade strategy addresses Legacy SA and NextGen IP SA in the Fixed Broadband Access segment Combined 2009 target market of over $1.5B Target Market Segments - Updated Forecast 15 Source: analysys mason / OSS Observer

Tollgrade Business Transformation

Tollgrade is at a Pivotal Moment in its History New CEO at the Helm: In November 2007, the Tollgrade Board appointed Joseph A. Ferrara to serve as President and Chief Executive Officer of Tollgrade. Mr. Ferrara has an extensive telecom industry background having worked in that industry virtually his entire professional career. Prior to joining Tollgrade, Mr. Ferrara was General Manager of Ericsson's Data Networks division, and was Chief Executive Officer of its predecessor Marconi's North American operations where he managed the global business of its wireless and data networks divisions. On-going Transformation: Since becoming President and Chief Executive Officer of Tollgrade, Mr. Ferrara has led our efforts to transform Tollgrade and reinvigorate its global franchise. Refocused Strategy: Mr. Ferrara has spearheaded the development of a strategy to refocus Tollgrade's core business by emphasizing our service assurance offerings to the telecom market.

Tollgrade is at a Pivotal Moment in its History (cont'd) Our New Leadership Has Been a Force for Significant and Substantial Change: Since Joe Ferrara became CEO of Tollgrade less than two years ago, swift and decisive actions have been taken to transform Tollgrade. As part of our refocused strategy, we have: Restructured the leadership of our Board Added two telecom industry experts to our Board Strengthened our already strong corporate governance practices Sold off or scaled back areas of the business that don't support our refocused strategy so that we could redeploy resources to drive our refocused strategy Streamlined our organization by consolidating functions Reduced corporate overhead Made key management changes Built our cash reserves, and Announced major contract wins such as a multi-year managed service contract with a large global network equipment provider

Tollgrade is at a Pivotal Moment in its History (cont'd) Significant and Substantial Progress Has Been Achieved: As a result of the efforts spearheaded by Mr. Ferrara, less than two years into the implementation of our refocused strategy, notwithstanding a very difficult environment for telecom test and measurement suppliers, we have made significant and substantial progress and are starting to realize the benefits of many of the actions we have implemented to transform and refocus Tollgrade and enhance its prospects and restore its profitability. Tollgrade is today a more efficient, better organized and more focused enterprise than it was two years ago.

Tollgrade Strategy


1996-2001
2001-2007
2007-Present
Public Company Launch & Growth
Portfolio Expansion and Consolidation
Telco & Internet "Bubble" Survival
Refocused Strategy
IPO
Product Introduction & growth
Loopcare™ Acquisition
Emerson LTS Acquisition
Cheetah Acquisition
New CEO Named
BTD Acquisition
New CEO Named
Hardware Company
Systems Company
Systems & Services Company

tollgrade
tollgrade.com

Slide: 20 | Date: 7/16/2009 | Confidential and Proprietary | Tollgrade Communications, Inc

Transformation Timeline Q4'07 Q1'08 Q2'08 Q3'08 Q4'08 Q1'09 Q2'09 Q3'09 New CEO Named Cost Reductions Managed Services Win New Strategy Announced Phase 1: Strategic Review Process Phase 2: Strategy Implementation & Execution Cable Products Sold Cost Reductions Stock Repurchase Plan New Mgmt Team Members Named New Manufacturing Strategy Strategic Review Start Strategic Review Conclusion New Platform Demo & Beta Trials New Platform General Availability New Board Members Added Phase 1: Strategic review process "Righting the ship" and strategy development Phase 2: Strategy implementation and execution Execution and growth strategies

Phase 1 Transformation - Key Accomplishments November 2007 to September 2008 Streamlined operations Significant cost reductions resulting in millions in annualized savings Reduced size of management team and simplified the structure Refocused efforts by reducing product offerings and halting R&D investment in a number of areas Explored strategic alternatives and developed refocused strategy Hired Needham & Company in April 2008 to assist in the strategic alternative review Explored numerous alternatives, including a sale of the company, evaluating individual business units, reformulated organic strategies, acquisition and merger alternatives, and stock buyback and dividend options 22

Phase 2 Transformation: Key Accomplishments October 2008 - July 2009 Instituted $15 million share repurchase program Purchased $2.2M in open market purchases Signed managed services contract for $20M 4 year contract with global equipment manufacturer Providing engineering and customer support services Signed three multi-year contract renewals for software maintenance and services totaling over $21 million Added two new board members with significant telecom experience Divested the cable business All achieved during a significant downturn in the global economy and the telecom test and measurement sector!

Strategic Plan Going Forward 2009 and Beyond Solidify telecom business and drive growth Expand product offerings in growth market segments, leveraging current customer relationships Investment in new product offerings in the telecom market Software solutions that leverage and build upon current product offerings, core capabilities and knowledge Enhanced services offerings, including managed services Explore growth market opportunities, entry points IP services, Ethernet, Fiber, and Wireless

Financial and Operational Progress & Strategy

Telecommunications Equipment Market Current View Q1 2009 industry results indicate further deterioration in the telecommunications equipment market1 Investments in new services will continue, albeit at lower levels1 Worldwide telecom equipment revenue is down 14% year over year and 25% quarter over quarter in Q1 20091 Wireline telecommunications equipment outlook remains challenging Global carrier capex forecast - 9% decline in 2009 & a further 4.5% decline in 20102 Carriers and enterprises are responding by curtailing capital expenditures to conserve cash2 Challenges in 2009 include a weaker economy, delayed network infrastructure spending and continued competition2 While the overall market outlook is challenging, broadband and triple play segments are growing Source: 1 - IDC June 2009 2 - Citi April 2009

TLGD vs. Test & Measurement Public Index Source: Factset Note: Test & Measurement Index includes: A, EXFO, XXIA, JDSU, LCRY, NATI, SRTI and SPT-GB

Comparative Stock Performance TLGD vs. Test & Measurement Public Index Tollgrade stock has performed well in comparison to other test and measurement stocks since November 2007 when the company began its transformation* Extremely difficult economic environment Difficult telecommunications capital expense environment Tollgrade performance -34% versus an average of -42% for the comparable test and measurement public stock index* Total range for the comparable stocks included in the index is between -8% and -62%* * Data since beginning of company transformation in November 2007, based on an index of 100. Source: Factset. Test & Measurement Index includes: A, EXFO, XXIA, JDSU, LCRY, NATI, SRTI and SPT-GB.

Managing through the current downturn Current market is challenging for all companies Tollgrade proactively took action to mitigate the impact of the downturn on the company Implemented cost reductions Shifted spending toward growth opportunities Prioritized cash conservation Implemented margin and productivity improvements We are positioning the company for long term success and growth when the economic environment improves We are maintaining the financial flexibility to invest while continuing to deliver improving results

2006 to 2008 GAAP Results Impact of Transition and Economic Environment $57.2M $66.6M $65.4M 2008 2007 2006 Revenue ($7.3M) ($27.7M) ($5.8M) 43.3% 49.2% 42.6% Diluted EPS ($0.54) ($1.98) ($0.14) Gross Margin Op Profit (Loss) Cash Balance $60.4M $58.9M $62.7M

Financial Progress to Date Significant proof points of progress Reduction in operating expenses from $9.5M in Q4 2007 compared to $7.1M in Q1 2009, a 25% reduction representing annualized savings of $9.5 million dollars * Reduction of inventory by $3.2 million dollars from Q1 2008 compared to Q1 2009, a 25% reduction Increase in cash and short term investments of over $4 million dollars from Q1 2008 compared to Q1 2009 Significant order increase in Q2 2009 based on maintenance renewals of $21 million and a managed services win of $20 million Margin improvements planned through business shift from cable products to managed services 31 * Excludes one time charges

Operational Improvements to Date Driving a company culture of operational excellence Strengthening supplier partnerships Consolidated contract manufacturing partners from 5 to 2 Implemented service agreements defining flexibility and operating model Leveraging partner competencies (purchasing, test and order fulfillment) Established partnership with a leading global inventory management firm Drive cost reductions on key electronic commodities Manage inventory logistics, excess, and recovery Re-engineering of business tools supporting change management Direct fulfillment implementation and logistics optimization Key performance indicator measurements across the organization Proof of performance Average order fulfillment lead time reduced from 28 days to 9 days Supply chain headcount reduction of over 50% Inventory reduced 25% year over year

Tollgrade Proxy Position 33

Short-Term Strategies Tollgrade Strategies Continue focus on telecommunications market Launch new software offering to expand into adjacent market segments Drive new products sales with DigiTest(r) ICE(tm) and software Increase professional and managed services focus Continue operational excellence activities Continue share buy-back program Divested cable business Dissident's Strategies No stated specific short term strategies

Long-Term Strategies Tollgrade Strategies Leverage incumbent customer positions Expand into adjacent market segments Expand into new technologies (IP services, ethernet, fiber, wireless) Increase customer penetration Expand and leverage services business Dissident's Strategies ?

Tollgrade Has a Strong Corporate Governance Foundation Governance Practices are strongly pro-shareholder Adopted majority voting standard in 2006 for uncontested elections of directors Ongoing phase-out of classified board structure that began in 2007, such that by 2010 all directors will be elected annually Proactively determined in 2006 not to renew the shareholder rights plan or "poison pill" originally adopted in 1996 No supermajority vote requirements to amend our charter or bylaws All change-in-control agreements are "double-trigger" and number of agreements greatly reduced in 2008

Tollgrade Has a Strong Corporate Governance Foundation (cont'd) Tollgrade has a strong independent Board Tollgrade has a presiding lead independent director Recently adopted stricter standard for determining director independence CEO is the only management director, with 8 outside directors 8 of our 9 directors (89%) are considered independent under our stricter independence standards New guidelines for director independence require that (i) at least two-thirds of the Board's membership be independent directors who meet the stricter standard and (ii) that all committees be comprised of independent directors who meet this stricter standard

Tollgrade Has a Strong Corporate Governance Foundation (cont'd) Board is actively involved in overseeing the business Frequent meetings and discussions at the Board level In addition, 28 committee meetings held in 2008 All Board members attended all meetings in 2008 of the Board and committees of which they were members All directors have extensive management and leadership experience Leaders in their respective disciplines Average management experience measured in decades

Tollgrade Has a Strong Corporate Governance Foundation (cont'd) Board has strong telecom industry expertise Among the 9 members of the Board, one-third are telecom industry veterans with extensive operating experience Board Chairman and CEO Joseph A. Ferrara has close to two decades of telecom industry experience, including experience at Ericsson, Inc. and Marconi Corporation plc Board member Edward H. Kennedy has close to thirty years of telecom industry experience, including experience at Tellabs, Ocular Networks, Alcatel and Newbridge Networks Corporation Board member Charles E. Hoffman has more than thirty years of telecom industry experience, including experience at Covad Communications Group, Inc., Rogers Wireless, Inc., Sprint PCS, AT&T and SBC

The Tollgrade Board has Strong Committee Leadership The Tollgrade Board has strong functional experience within its Committees Audit Committee - Chaired by Brian Mullins who also serves as Tollgrade's financial expert. Mr. Mullins, who is currently retired, formerly served as the Senior Vice President, Chief Financial Officer and Treasurer at SCA Packaging North America which was the successor to Tuscarora Incorporated, a publicly-held manufacturer of protective packaging and material-handling products. Compensation Committee - Chaired by James J. Barnes who is currently a corporate attorney and partner at Reed Smith LLP, a global law firm. A significant portion of Mr. Barnes' legal practice focuses on structuring equity- based compensation arrangements, incentive compensation plans and executive employment agreements. His executive compensation practice includes advising clients on matters involving Section 16 of the Securities Exchange Act of 1934, and the development and implementation of Section 16 and "insider trading" compliance programs.

The Tollgrade Board has Strong Committee Leadership (cont'd) The Tollgrade Board has strong functional experience within its Committees Corporate Governance Committee - Chaired by Robert W. Kampmeinert who also serves as Tollgrade's lead director. Mr. Kampmeinert is the Chairman of Janney Montgomery Scott LLC, an investment banking firm, a member of the New York Stock Exchange and a wholly-owned subsidiary of the Penn Mutual Life Insurance Company, one of the five largest mutual insurance companies in the nation based on capital. Mr. Kampmeinert is the former Chairman, President and Chief Executive Officer Parker/Hunter Incorporated, an investment banking firm that merged with Janney in 2005.

Responsible Compensation Practices Pay for performance: No merit increases in 2009, due to company performance as a result of difficult economic conditions No discretionary or other bonus payments to named executive officers in 2007 or 2008 Compensation Committee's stated policy is for executive compensation to be at the median level for all positions All change-in-control agreements are "double-trigger" and the number of agreements greatly reduced in 2008 Recently updated definition of change-in-control in equity plan and change-in-control agreements to comply with RiskMetrics guidelines for 2009 proxy season Equity in the form of stock options granted to employees to align with interests of shareholders

We Believe that the Election of the Ramius Group's Nominees Could Jeopardize Tollgrade's Transformation Questionable Focus: The Ramius Group has repeatedly pointed out to Tollgrade, including in its letter dated May 18, 2009 that was publicly released, that it believes that shareholders are attributing little to no value to the operating businesses at Tollgrade and are valuing Tollgrade based solely on Tollgrade's $60 million cash balance. In addition, the Ramius Group has not provided us with any changes to Tollgrade's strategy or operations; despite our numerous interactions with the Ramius Group, we have yet to learn what their "vision" is for Tollgrade. This leads us to believe that the Ramius Group may be more attracted by our more than $60 million in cash reserves than Tollgrade's very significant potential for growing long- term shareholder value.

We Believe that the Election of the Ramius Group's Nominees Could Jeopardize Tollgrade's Transformation Allegiance of Ramius Group Nominees to the Ramius Group: We are concerned with how independent the Ramius Group's nominees would be of the Ramius Group given that they are being compensated by the Ramius Group and were selected by the Ramius Group. No New Ideas: The Ramius Group has not provided any plans or proposals to enhance shareholder value nor proposed any changes to Tollgrade's strategy or operations; despite our numerous interactions with the Ramius Group, we have yet to learn what their "vision" is for Tollgrade.

We Believe that the Election of the Ramius Group's Nominees Could Jeopardize Tollgrade's Transformation (cont'd) The Ramius Group has failed to disclose their true plans and intentions for Tollgrade: The Ramius Group's filings with the SEC are silent as to their plans regarding Tollgrade should they be successful in having their hand- picked nominees elected to the Tollgrade Board. We believe that additional information concerning the ultimate plans of the Ramius Group represents material information that shareholders need to know to make informed voting decisions. We believe that the ultimate goal of the Ramius Group is to be able to exert substantial influence and effective control over Tollgrade disproportionate to their investment in Tollgrade: The Ramius Group's nominees, if elected, would account for close to 40% of the membership of the Tollgrade Board. In addition, the Ramius Group refused to enter into any proxy contest settlement agreement with Tollgrade that included any "standstill" or other restriction that would prevent the Ramius Group from initiating another costly, distracting and disruptive proxy contest against Tollgrade at the 2010 annual meeting of shareholders.

We Believe that the Election of the Ramius Group's Nominees Could Jeopardize Tollgrade's Transformation (cont'd) We are concerned that the Ramius Group's nominees may eventually become a highly disruptive and destabilizing influence on the Tollgrade Board: We have been actively observing the recent and ultimately unsuccessful proxy contest that the Ramius Group waged against CPI Corp., a company that the Ramius Group already had earlier waged a consent solicitation against and had secured representation on the CPI Board. According to CPI's public communications, they have been very unhappy with their experience of having a Ramius representative on their Board and we are very concerned about repeating the experience that CPI has had to endure. As CPI noted in a letter dated June 18, 2009 to its stockholders: "Ramius has become a highly disruptive and destabilizing influence on the board. In what we believe was a panicked response to the stock price pressures of the last year, Ramius has engaged in a range of disruptive behaviors: -- Ramius called for sudden changes in senior management without any suggestions or plans for improvement; -- Ramius tried to polarize the board and management and then stack the board with hand-picked nominees; -- Ramius tried to force the Company to engage in a sale process at a time when the stock was trading below $4.00 per share and against the counsel of the Company's investment bankers. These activities, furthermore, have involved not just disruptive boardroom behavior but also harassing calls to board members from Ramius executives. The current proxy contest is just the latest manifestation of Ramius's distracting, unconstructive and damaging behavior. . . It is clear that if Ramius were to get even its present director renewed, let alone another, it would ensure further disruption and time-wasting of Company personnel and directors."

We Believe that the Election of the Ramius Group's Nominees Could Jeopardize Tollgrade's Transformation (cont'd) We are concerned that the Ramius Group's interests may eventually diverge from the interests of other stockholders: We are concerned that the Ramius Group may advocate for actions that are at odds with the long- term interests of other stockholders, particularly given what we have observed in the recent and ultimately unsuccessful proxy contest that the Ramius Group waged against CPI Corp. As CPI noted in a letter dated June 18, 2009 to its stockholders: "Ramius's interests have diverged from those of the other stockholders. Ramius has made repeated declarations to the board and management of its desire to exit its CPI investment since the Summer of 2008. -- Ramius has pressed for getting liquidity for its CPI stake through a sale of the Company, irrespective of the damage to the long-term interests of other stockholders. -- Ramius advocated a sale of the Company at the worst possible time. With the financial markets in disarray, the stock trading at artificially depressed levels and the Company only starting to reap the benefits of its successful integration of the PictureMe Portrait Studio operations, and against the strong advice of the Company's investment bankers, Ramius pressed repeatedly for a sale process beginning just after the Company renewed its contract with Sears last December."

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees Scott C. Chandler We believe that investors should be more fully informed about Mr. Chandler's past experience in leading a public telecom company, Rhythms NetConnections, Inc., first into an "internet bubble" valuation, then into a bankruptcy that it would never emerge from, and then, as part of its liquidation, into a sale of its assets to Worldcom, Inc. for $40 million when earlier Rhythms had a market capitalization of close to $9 billion. Following Rhythms' collapse, its bondholders would get 12 cents on the dollar and stockholders would get nothing. Luckily for Mr. Chandler, prior to the time Rhythms collapsed, he was able to cash in his stock options for total proceeds of close to $2 million. Mr. Chandler became CFO of Rhythms in April 1998. A year later he took the company public at $21 per share. On its first day of trading, the stock price rose to more than $69 per share. Shortly thereafter, the company's market value skyrocketed to $8.9B.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) On April 13, 1999, Rhythms stock price reached its all-time high intra-day trading price of $111.50 and closed that day at $93.13 per share, its all-time high closing price. Following the IPO, the future outlook for, and sentiment with respect to, Rhythms would begin to cloud and, within four months of the IPO, in August 1999, Rhythms' stock would begin to trade down into the $20's. On March 16, 2000, Mr. Chandler sold 15,000 shares of Rhythms stock at $34.28 per share for total proceeds of $514,220. On March 17, 2000, Mr. Chandler sold 15,000 shares of Rhythms stock at $35.45 per share for total proceeds of $531,719, bringing his aggregate proceeds from stock sales to $1,045,939.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) On March 29, 2000, Mr. Chandler signed the Annual Report on Form 10-K of Rhythms for the year ended December 31, 1999. The Form 10- K contained the following statement with regard to the cash reserves of Rhythms: "We believe that our current capital resources, will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately December 2001." On April 7, 2000, Rhythms announced that Mr. Chandler was being replaced as Chief Financial Officer of Rhythms and that he would assume the new role of Senior Vice President of Global Business Development. On April 17, 2000, Rhythms' stock price closed below $20 for the first time.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) On May 18, 2000, Mr. Chandler sold 10,000 shares of Rhythms stock for $23.50 per share for total proceeds of $235,000, bringing his aggregate proceeds from stock sales to $1,280,939. On May 24, 2000, Mr. Chandler sold 10,000 shares of Rhythms stock for $19.29 per share for total proceeds of $192,900, bringing his aggregate proceeds from stock sales to $1,473,839. On June 2, 2000, Mr. Chandler sold 10,000 shares of Rhythms stock for $19.19 per share for total proceeds of $191,900, bringing his aggregate proceeds from stock sales to $1,665,739. On August 17-21, 2000, Mr. Chandler sold an aggregate of 30,000 shares of Rhythms stock at an average price of approximately $9 per share for total proceeds of approximately $271,966, bringing his total proceeds from stock sales to $1,937,705.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) In October 2000, Rhythms' stock price dropped below $5 per share for the first time since its initial public offering. On December 5, 2000, Rhythms stock price dropped below $1 per share for the first time and SSB telecom analyst Jack Grubman reduced his rating on Rhythms from buy to neutral and put a $1 price target on the stock. At the end of December 2000, Rhythms stock traded at $1.13 a share giving it a market value of $89 million. Approximately $8.81 billion in value had evaporated in 20 months; Mr. Chandler had been CFO of Rhythms for 12 of those months (from April 1999 to April 2000), and SVP, global business development for the remainder. On January 16, 2001, Rhythms laid off 450 employees and announced that it would reign in operations concentrating on the 40 largest markets and catering to large customers.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) On March 2, 2001, the stock price of Rhythms closed below $1 per share and it would never again trade at or above $1 per share. In March 2001, the Rhythms board of directors engaged Lazard Freres & Co. LLC, an investment banking firm, to provide financial advice and to assist it in evaluating strategic alternatives and other possible financial transactions, including a sale of the company. On April 2, 2001, Rhythms filed its Annual Report on Form 10-K for the year ended December 31, 2000 and noted that its independent auditors, PricewaterhouseCoopers LLP, had raised "substantial doubt" about its ability to continue as a going concern. On May 21, 2001, Rhythms received formal notification from the Nasdaq Stock Market that it would be delisted from Nasdaq for failing to meet certain minimum financial standards required by Nasdaq.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) On June 1, 2001, SSB analyst Jack Grubman dropped coverage of Rhythms. On June 14, 2001, in testimony before the U.S. House of Representatives, Committee on Financial Services, Capital Markets, Insurance and Government Sponsored Enterprises Subcommittee, David W. Tice, portfolio manager for the Prudent Bear Fund and publisher of the institutional research service "Behind the Numbers" testified as follows: "As incredible as it sounds, [Rhythms NetConnections] went from being founded in 1997, to a public offering and market capitalization of almost $9 billion in 1999, to being de-listed from the NASDAQ exchange in 2001. We cannot recall another instance in the past 30 years where a company with losses of $36 million on revenues of only $500,000 was able to reach such an incredible valuation and then virtually disappear in the span of only four years."

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) On August 1, 2001, Rhythms filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On September 25, 2001, as part of a "financial restructuring" led by Mr. Chandler, the United States Bankruptcy Court approved the sale of the assets of Rhythms to Worldcom Inc. for $40 million. On January 10, 2002, Mr. Chandler and other former executives of Rhythms were named as defendants in a securities class action complaint filed in the U.S. District Court for the District of Colorado on behalf of the purchasers of the common stock of Rhythms between January 6, 2000 and April 2, 2001. On April 3, 2009, the U.S. District Court for the District of Colorado approved a $17.5 million settlement of a securities class action suit that had been brought against Mr. Chandler and other former executives of Rhythms on behalf of the purchasers of the common stock of Rhythms NetConnections between January 6, 2000 and April 2, 2001.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Scott C. Chandler (cont'd) WE QUESTION WHY THE RAMIUS GROUP HAS NOT PREVIOUSLY DISCLOSED, IN ITS DEFINITIVE PROXY STATEMENT OR ITS MOST RECENT LETTER TO STOCKHOLDERS, ANY SIGNIFICANT DETAILS ABOUT MR. CHANDLER'S LEADERSHIP OF RHYTHMS OR EVEN THAT RHYTHMS WAS EVENTUALLY LIQUIDATED IN BANKRUPTCY AND HOW POORLY STOCKHOLDERS AND BONDHOLDERS FARED IN THE BANKRUPTCY. NOR IS THERE ANY MENTION OF ANY OF THE SHAREHOLDER LAWSUITS THAT MR. CHANDLER WAS FORCED TO DEFEND FOLLOWING THE COLLAPSE OF RHYTHMS.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd)

- **Edward B. Meyercord, III**
  - We believe that investors should be more fully informed about Mr. Meyercord's past experience in leading a public telecom company, Talk America Holdings, Inc. that (I) **engaged in questionable marketing and business practices that were the subject of numerous complaints and investigations by state and federal regulators, and (ii) had numerous accounting and internal control issues which ultimately led to its financial statements being restated**.
  - Effective September 5, 1996, Mr. Meyercord joined Talk America (then known as Tele-Save Holdings Inc. and later to also be known as Talk.com) as Executive Vice President for Marketing and Corporate Development. Mr. Meyercord would later serve as Talk America's Chief Financial Officer and Treasurer (between August 1999 and December 2001), Chief Operating Officer (between January 2000 and May 2001), President (beginning in May 2001 and until Talk America was sold in 2006) and, ultimately beginning on January 1, 2004, its Chief Executive Officer (until Talk America was sold in 2006).
  - **On the date that Mr. Meyercord joined Talk America, the price of its common stock was $22.25 per share. Ten years later, Mr. Meyercord would lead Talk America into a sale to Cavalier Telephone Corporation for $8.10 per share.**

Slide: 57 | Date: 7/16/2009 | Confidential and Proprietary | Tollgrade Communications, Inc

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We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's questionable marketing and business practices Beginning in the late 1990's, Talk America's aggressive marketing campaigns to attract new subscribers led to numerous consumer complaints being filed with the Federal Communications Commission (FCC) and numerous state public utilities commissions (Alabama, California, Florida, Georgia, Michigan, Mississippi, North Carolina, Pennsylvania and Tennessee), regarding "slamming" (the practice of switching a person's phone service without consent) as well as other business practices. Ultimately, Talk America agreed to pay fines to the various state public utilities commissions, including $60,000 to the Michigan Public Service Commission, $240,000 to the Florida Public Service Commission, $325,000 to the Tennessee Regulatory Authority and $1 million to the California Public Utilities Commission. In November 2000, the enforcement bureau of the FCC initiated an investigation of Talk America's marketing and business practices, including allegations that Talk America had engaged in slamming.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's questionable marketing and business practices On March 31, 2003, Talk America entered into a consent decree with the FCC pursuant to which the FCC opted not to file formal charges against Talk America and Talk America made no admission of wrongdoing but which required Talk America to agree not to engage in certain marketing and business practices, including switching customers' phone service without proper authorization. Talk America also agreed to make a $475,000 voluntary contribution to the U.S. Treasury. On February 22, 2005, the enforcement bureau of the FCC began investigating complaints that Talk America had "failed clearly and plainly" to describe certain charges appearing on customer' bills in violation of the FCC's Truth-in-Billing rules. The complaints focused on charges that Talk America had mischaracterized as "government-mandated taxes" on customer phone bills. In December 2006, Talk America reached a settlement with the FCC to settle the complaints that it had "failed clearly and plainly" to describe certain charges appearing on customer' bills in violation of the FCC's Truth-in-Billing rules. Although it did not admit any wrongdoing, Talk America signed another consent decree with the FCC and agreed to make a voluntary contribution to the U.S. Treasury in the amount of $470,000 to terminate the investigation and to ensure compliance with the FCC's Truth-in-Billing Rules.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's accounting and internal control issues On March 12, 2004, Talk America filed its Annual Report on Form 10-K for the year ended December 31, 2003 and reported that, as of December 31, 2003, Talk America had carried out an evaluation under the supervision and with the participation of its management, including its CEO, Mr. Meyercord, and CFO, of the effectiveness of its disclosure controls and procedures. Based on that evaluation, Talk America asserted that, together with the executive chairman of its board of directors and CFO, its CEO, Mr. Meyercord, had concluded that its disclosure controls and procedures are effective to ensure that information required to be disclosed by Talk America in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. On February 16, 2005, Talk America issued a press release announcing the postponement of its fourth quarter and full year 2004 operating results conference call to March 1, 2005. In addition, Talk America announced that it was reviewing its accounting for certain items and was in the process of determining whether some of these items should have been recorded in earlier periods.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's accounting and internal control issues On February 25, 2005, Talk America's Audit Committee, after discussion with Talk America's management and consultation with Talk America's independent registered public accounting firm, PricewaterhouseCoopers LLP, concluded that the previously issued financial statements of Talk America for the quarters in 2003, for the year ended December 31, 2003 and for the quarters ended March 31, June 30 and September 30, 2004 should not be relied upon because of items requiring correction in those financial statements, and approved management's recommendation that Talk America's financial statements included in its Annual Report on Form 10-K, as previously amended by its Form 10-K/A, for the year ended December 31, 2003 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 in 2003 and 2004 should be restated to make the necessary accounting corrections. On March 1, 2005, Talk America filed a Form 8-K with the SEC to report that its financial statements in the Talk America reports filed with the SEC for the quarters in 2003, for the fiscal year ended December 31, 2003 and for the quarters ended March 31, June 30 and September 30, 2004 should not be relied upon until restatements of such financial statements are filed with the SEC.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's accounting and internal control issues On March 28, 2005, Talk America filed an amendment on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2003, originally filed with the SEC on March 12, 2004, for the purpose of restating its consolidated financial statements for the year ended December 31, 2003 (including the quarters thereof) to reflect corrections of various errors. On March 29, 2005, PricewaterhouseCoopers (PWC) issued its report on the financial statements of Talk America for the year ended December 31, 2004. In its report, PWC expressed its opinion that Talk America had not maintained effective internal control over financial reporting as of December 31, 2004.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's accounting and internal control issues On March 30, 2005, Talk America filed an amendment on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, originally filed with the SEC on March 16, 2005, disclosing that Talk America had numerous internal control deficiencies and noting that these control deficiencies resulted in the restatement of its financial statements for each of the quarters in 2003 and the year ended December 31, 2003, and the first, second and third quarters of 2004 and certain audit adjustments to the fourth quarter 2004 financial statements. Specifically, Talk America reported that, as of December 31, 2004, (i) there were material weaknesses in the effectiveness of Talk America's internal controls over financial reporting; (ii) Talk America's disclosure controls and procedures were not effective; and (iii) Talk America did not maintain effective controls over the application of GAAP related to the financial reporting process for complex transactions.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) Edward B. Meyercord, III Talk America's Sale to Cavalier Telephone Corporation for $8.10 per share On September 22, 2006, Talk America agreed to be acquired by Cavalier Telephone Corporation for $8.10 per share, a price that was almost 64% less than the price of Talk America's shares when Mr. Meyercord joined Talk America ten years earlier.

We Do Not Believe that the Ramius Group has Disclosed All Relevant Information About its Proposed Nominees (cont'd) While the Tollgrade Board has been unanimous in its view that Tollgrade would benefit from the addition of more independent Board members with significant telecom operating experience, given the experiences of Messrs. Chandler and Meyercord discussed above in serving in senior leadership positions at Rhythms NetConnections and Talk America, respectively, and given that one-third of the members of the Tollgrade Board (Joseph Ferrara, Charles Hoffman and Edward Kennedy) already have extensive telecom industry experience with leading telecom companies, we question how Messrs. Chandler and Meyercord would add value to the Tollgrade Board.

We Attempted to Settle...Multiple Times We made multiple attempts to avoid a costly, distracting and disruptive proxy contest so that we could move beyond this unnecessary distraction and keep our full attention focused on delivering on Tollgrade's very significant potential and our various initiatives for enhancing long-term value for all Tollgrade shareholders. Since February 2009, we have attempted to constructively engage with the Ramius Group to avoid a proxy contest which not only is very costly to Tollgrade but also distracts management's attention from working to build long-term value for our shareholders. In light of this, we made numerous attempts to settle this proxy contest with the Ramius Group.

We Attempted to Settle...Multiple Times (cont'd) We offered to nominate a slate of candidates for election to the Tollgrade Board at our 2009 Annual Meeting that would include three new directors comprised of one Ramius representative and two independent telecom industry experts. One of the telecom industry experts would be chosen by the Ramius Group and one by Tollgrade. However, the Ramius Group adamantly refused to consider a settlement agreement that would prevent it from pursuing another proxy contest against Tollgrade at our 2010 Annual Meeting and the only standstill that it offered us was, effectively, less than a year in duration.

We Attempted to Settle...Multiple Times (cont'd) In addition, the proxy contest settlement that was proposed to us by the Ramius Group would have required us to appoint Peter A. Feld, a relatively junior Ramius employee with no telecom industry experience, to the Tollgrade Board. Mr. Feld was recently proposed as a nominee by the Ramius Group for re-election to the CPI Corp. Board in a proxy contest that the Ramius Group ultimately lost. Here is what CPI Corp. had to say about Mr. Feld in a letter to stockholders dated June 18, 2009: "There is no comparison between the experience of Ramius's current board representative and nominee, Peter Feld (age 30), and [CPI's nominee], who Ramius is targeting to be removed from CPI's board. . .Mr. Feld . . . was an investment banking analyst at Bank of America Securities only five years ago, and his brief tenure on the CPI board represents his most substantial board experience. . . Mr. Feld has served on the board only since last July, and was added at Ramius's request solely as a surrogate for a more senior Ramius partner who stepped down due to other priorities. -- Mr. Feld lacks the authority and experience to act independently. In February, Mr. Feld couldn't vote either for or against the normal dividend declaration until he checked with his Ramius superiors. He never actually took a position on the dividend at all since he couldn't act in a timely fashion. When he did act, joining the rest of the board in a unanimous endorsement of the incumbent slate of directors in April, he was overruled the very next day by a Ramius superior who called to demand board changes to increase Ramius's "representation." We believe that Mr. Feld is unable to act independently and to take action without authorization from his superiors at Ramius."

We Attempted to Settle...Multiple Times (cont'd) We believe the Ramius Group's strident and adamant opposition to a "standstill" with us that would have prevented them from bringing another costly and distracting proxy contest against us in 2010 and their steadfast insistence on preserving their ability to acquire substantial influence, if not effective control, over the Tollgrade Board, as opposed to working with us to identify a mutually acceptable independent director with telecom industry expertise, is clear and convincing evidence that the ultimate goal of the Ramius Group is to be able to exert substantial influence and effective control over Tollgrade disproportionate to their investment in Tollgrade: The Ramius Group's nominees, if elected, would account for close to 40% of the membership of your Board.

Final Thoughts on the Dissident The dissident has owned shares periodically over the past 5 years, however, the vast majority of the shares now owned were purchased in the past 18 months Since February 17, 2009, the date on which the dissident publicly disclosed its intent to nominate its candidates, Tollgrade's stock price has decreased from $5.76 to $5.25 as of July 2, 2009 The current Board has proactively made changes to its structure in the interests of all shareholders adding industry expertise and enhancing the Board 's independence The new industry experts added to the Board are more experienced than the dissident's slate with specific knowledge in areas key to Tollgrade's long term success The dissident has not provided any plans for the future and may be more interested in short term strategies for Tollgrade's cash reserves than building long-term shareholder value

Conclusions: Tollgrade and Its Board During a time of unprecedented industry challenges Tollgrade has maintained a strong balance sheet and strong customer relationships while many other telecommunications equipment companies have been forced into bankruptcy The Board initiated the transformation of the business through its actions and leadership at a crucial time in the company's history The Board identified the need for more telecom expertise and has recently added two industry veterans to help expedite the company's transformation The Board has strong oversight of the company's activities and works proactively with the management team to achieve results The Board has been aggressive about adopting change in the best interests of all shareholders. Tollgrade has proactively implemented corporate governance best practices The Tollgrade nominees have the industry and business experience to manage the transformation of the business and maximize shareholder value

Thank You. Tollgrade Communications, Inc. NASDAQ: TLGD

Proxy Communications Statement In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. A supplement to this proxy was filed with the SEC and mailed to shareholders on or about July 7, 2009 and it amends, supplements and, to the extent inconsistent, supersedes the corresponding information previously sent to the shareholders of Tollgrade. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement, the supplement thereto and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement, the supplement thereto and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC's website at http://www.sec.gov and Tollgrade's website at http://www.tollgrade.com.